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                                                                 Exhibit (10)(q)

                 FIRST AMENDMENT TO THE SUNDSTRAND CORPORATION
                       DIRECTOR EMERITUS RETIREMENT PLAN


     WHEREAS, effective as of July 20, 1989, the Sundstrand Corporation Director Emeritus Retirement Plan (the "Plan") was established with respect to Directors of Sundstrand Corporation who, on or after July 20, 1989, retire, die or otherwise terminate their service as a Director of Sundstrand Corporation; and

     WHEREAS, it has been determined that it is in the best interest of the Corporation to discontinue the accrual of additional benefits under the Plan effective as of April 21, 1998, but to not otherwise change the Plan or the circumstances under which benefits accrued prior to April 21, 1998, will be paid.

     NOW, THEREFORE, effective as of April 21, 1998, the Sundstrand Corporation Director Emeritus Retirement Plan is amended as follows:

        1. Notwithstanding anything to the contrary contained in the Plan, the accrual of additional benefits under the Plan shall cease.

        2. With respect to all benefits which have accrued under the Plan through April 21, 1998, such accrued benefits shall be paid at such times and under such circumstances as would otherwise have been paid if it were assumed the Plan continued without change after such date.

Executed this   19th   day of November, 1997.

                                   SUNDSTRAND CORPORATION



                                   By:   /s/ Paul Donovan
                                   Paul Donovan
                                   Its:  Executive Vice President and
                                   Chief Financial Officer